UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 24, 2020

Avient Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Avient Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $.01 per share	AVNT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On August 24, 2020, Avient Corporation (the “Company”) announced that Jamie A. Beggs has been named as Senior Vice President, Chief Financial Officer of the Company, effective today. Ms. Beggs will act as the Company’s principal financial officer and principal accounting officer.

Bradley C. Richardson intends to retire from his position as Chief Financial Officer of the Company, effective August 24, but will stay with the Company for a period of time to ensure a seamless transition with Ms. Beggs.

Ms. Beggs previously served as Senior Vice President and Chief Financial Officer of Hunt Consolidated, Inc., one of the largest privately-held companies in the U.S. and a diversified holding company for a group of businesses in several industries, including oil and gas exploration and production, refining, liquefied natural gas, power, real estate, investments, ranching and infrastructure, from 2017 through 2020. She served as Vice President and Treasurer at Celanese Corporation, a global technology leader in the production of specialty materials and chemical products, from 2015 to 2017. Prior to serving as Vice President and Treasurer at Celanese, Ms. Beggs worked in a variety of financial and business positions at Celanese from 2007 to 2015 and with the Public Company Accounting Oversight Board from 2005 to 2007. She started her career with PriceWaterhouseCoopers LLP in 1999. Ms. Beggs is 44 years old.

Ms. Beggs will be entitled to receive the following compensation in connection with her service as Senior Vice President, Chief Financial Officer of the Company:

•	an initial base salary of $525,000 per year;

•	participation in the Company’s Annual Incentive Plan with payment based on the achievement of performance goals established by the Compensation Committee of the Board of Directors;

•	reimbursement for expenses of up to $10,000 per year for financial planning and tax preparation; and

•	participation in the Company’s other standard benefit programs, including the long-term incentive plan.

Ms. Beggs will also receive a grant of 40,000 restricted stock units (“RSUs”). The terms and conditions of the RSUs shall be (i) in all respects in accordance with the provisions of the PolyOne Corporation 2020 Equity and Incentive Compensation Plan, and (ii) in accordance, in all material respects, with the specific terms and conditions approved by the Compensation Committee of the Board of Directors for the grants of RSUs made on February 10, 2020. The Company will enter into its standard award agreement with Ms. Beggs with respect to the RSUs.

In addition, if (i) Ms. Beggs’s employment is terminated by the Company without Cause (as defined in the Company’s Amended and Restated Executive Severance Plan (the “Executive Severance Plan”), which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014), (ii) such termination is not following a change in control of the Company entitling Ms. Beggs to benefits under the Continuity Agreement (as defined below), and (iii) Ms. Beggs agrees to standard non-compete and non-solicitation covenants for a period of two years following the date of termination, Ms. Beggs will be entitled to:

•	two years of salary continuation;

•	a pro-rated annual incentive amount as earned for the year in which the termination of employment occurs; and

•	two years of continuation in the Company’s medical and dental plans.

Ms. Beggs will also enter into a Management Continuity Agreement (the “Continuity Agreement”), substantially in the form of the Form of Management Continuity Agreement that was filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Continuity Agreement will provide for a severance payment and other benefits if Ms. Beggs’s employment is terminated by the Company for any reason other than for cause or by Ms. Beggs with good reason within 24 months after a change in control of the Company, as set forth in more detail in the Continuity Agreement. Ms. Beggs will also execute the Company’s standard employee agreement, containing certain confidentiality, non-competition and non-solicitation covenants, and the Company’s standard indemnification agreement for directors and officers and will agree to be bound by the Company’s Code of Conduct and the Company’s Code of Ethics for senior financial officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avient Corporation

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Senior Vice President, General Counsel and Secretary

Date: August 24, 2020